Exhibit 10.65

MODIFICATION OF LEASE

AMENDMENT TO LEASE THAT EXTENDS THE LEASE TERM

1.

Lease Amendment and Extension Agreement

This Lease Amendment and Extension Agreement is made on October 14, 2009, by KNK Properties, LLC, whose address is 5258 South Eastern Avenue, in Las Vegas, Clark County, Nevada (referred to in this instrument as “lessor”), and Streamray Inc., whose address is 5258 South Eastern Avenue, Suite #100, in Las Vegas, Clark County, Nevada (referred to in this instrument as “lessee”).

2.

Recitals

Pursuant to the lease dated April 21, 2005 (“lease”), and any further amendments and modifications, lessee let from lessor approximately 5,440 square feet of net rentable area in the building commonly known as Eastern Professional Plaza located at 5258 South Eastern Avenue, Suite #100, Las Vegas, Clark County, Nevada (the “premises”), and more specifically described in the lease, for a term, including through amendments, which expires on October 31, 2009 (the “lease termination date”).

Lessor and lessee desire to extend term of lease of said premises for a period of two (2) months beginning November 1, 2009 and terminating December 31, 2009.

Therefore, in consideration of the mutual promises contained in this Lease Amendment and Extension Agreement, the parties agree as follows:

3.

Section One – Construction

This Lease Amendment and Extension Agreement shall be construed in conjunction with the lease and shall not amend any terms, covenants, or conditions of the lease other than as expressly provided in this Lease Amendment and Extension Agreement.

4.

Section Two – Defined Terms

All terms used in this Lease Amendment and Extension Agreement shall have the meanings ascribed to them in the lease unless otherwise defined in this Lease Amendment and Extension Agreement.

5.

Section Three – Lease Terms

Other than as expressly set forth in this Lease Amendment and Extension Agreement, the terms of the letting of the premises shall be as indicated in the original lease dated April 21, 2005.

6.

Section Four – Base Rent

Beginning on November 1, 2009, lessee shall pay base rent for two (2) months of extension in the amount of $9,520.00 per month plus any applicable parking fees, payable in advance on the first day of each month in the manner provided in the lease.

7.

Section Five – Additional Rent

Lessee shall make payments with respect to real estate taxes, operating expenses, and other additional rent, if any, in the manner provided in the lease.

In witness, lessor and lessee duly executed this Lease Amendment and Extension Agreement, as of the day and year written above.

LESSOR:	LESSEE:

KNK Properties, LLC	Streamray Inc.
A Nevada Limited Liability Company	5258 S. Eastern Avenue, Suite #100
5258 S. Eastern Avenue, Suite 252	Las Vegas, Nevada 89119-2328
Las Vegas, Nevada 89119

By: /s/ Fred Keiserman	By: /s/ David Bloom
Fred Keiserman	David Bloom

Its: Principal	Its: President

Executed in Las Vegas, Nevada	Executed in

on Oct 19 , 2009	on October 14 , 2009

at 5258 South Eastern Avenue, Suite #252	at 220 Humboldt Ct
Las Vegas, Nevada 89119	Sunnyvale, CA 94089